CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

EYETEL IMAGING, INC.

EYETEL IMAGING, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as of May 2, 2007:

FIRST: The name of the Company is EYETEL IMAGING, INC.

SECOND: The date of filing the original Certificate of Incorporation of this Company with the Secretary of State of the State of Delaware was January 12, 1996 (the “Original Certificate”). The Original Certificate was amended and restated by the Amended and Restated Certificate of Incorporation filed on June 27, 2005 (the “Restated Certificate”). The Amended and Restated Certificate of Incorporation was amended on January 23, 2006 and April 19, 2007 and a certificate of correction was filed on April 20, 2007. This Certificate of Amendment amends the Restated Certificate, as amended.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending the Restated Certificate as follows:

Section 4.2.1 of Article FOURTH is hereby amended and restated to read in its entirety as follows:

4.2.1. Underwritten Public Offerings. All outstanding shares of Series B Preferred Stock shall be automatically converted into the number of shares of Common Stock into which the Series B Preferred Stock is convertible pursuant to Section 4.1, immediately upon the closing of an underwritten public offering (a “Qualified Public Offering”) pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which the aggregate gross proceeds to the Corporation equal or exceed $15,000,000 and after which the Common Stock is listed on the New York Stock Exchange, the Nasdaq Global Market or the American Stock Exchange, without any further action by the holders of such shares.

FOURTH: Thereafter pursuant to a resolution of the Board of Directors this Certificate of Amendment was submitted to the stockholders of the Company for their approval, and was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, EYETEL IMAGING, INC. has caused this Certificate of Amendment to be executed by its President and Chief Executive Officer as of the date first written above.

EYETEL IMAGING, INC.

By:	/s/ John Garbarino
John Garbarino
President and Chief Executive Officer